Exhibit 99.1

NEWS RELEASE

CSL009011

07/22/09

Carlisle Companies Reports Second Quarter Results

CHARLOTTE, NORTH CAROLINA, July 22, 2009 - Carlisle Companies Incorporated (NYSE:CSL) reported net sales from continuing operations of $618.5 million for the quarter ended June 30, 2009, a 28% decline from $863.0 million in the second quarter of 2008.  Sales were down across all segments, with organic sales decreasing by 28% from the second quarter of the prior year.  The Applied Technologies segment’s acquisition of the Carlyle interconnect solutions business in April 2008, contributed additional sales of $7.3 million in the second quarter of 2009.  The impact of foreign currency exchange rates on net sales was a reduction of approximately 1% in the second quarter of 2009.

Net income from continuing operations declined 2.1% to $55.7 million, or $0.90 per diluted share, in the second quarter 2009 compared with $56.9 million, or $0.93 per diluted share, in the second quarter of 2008.  2009 net income was positively impacted by a $15.2 million after tax gain from a fire insurance recovery, selling price increases, favorable raw material pricing, efficiencies gained through the Carlisle Operating System and additional income contributed from the Carlyle acquisition.  2009 net income was negatively impacted by lower sales volume as well as restructuring and senior management severance expenses of $8.3 million.

Comment

David A. Roberts, Chairman, President and CEO, said, “Our end market conditions continue to be a challenge.  However, despite a 28% decline in our second quarter sales, we were able to increase our operating margins.  We were especially pleased with results at our Construction Materials segment which increased their operating margin to 16.3%, as compared to 12.2% for the same period last year, despite a 29% decline in sales.  Within our Transportation Products segment, we recorded a $24.5 million pre-tax gain from insurance recoveries related to the fire at our tire and wheel facility in Bowdon, Georgia.  This gain was partially offset by company-wide plant restructuring and change in management expenses of $11.0 million in the quarter.

“In addition to the margin improvement, we continued our strong cash flow performance in the quarter generating $205 million in net cash from operations.  The improvement in operating margins and cash flow is a sign that our efforts related to the implementation of the Carlisle Operating System are paying off.

“As a result of the positive cash flow, we were able to reduce our outstanding debt by $185 million during the second quarter.  Our balance sheet and available credit lines position us to take advantage of potential acquisitions and further invest in our core businesses to grow our revenue and expand our operating margins.”

Roberts also said, “We have an immediate opportunity to accelerate consolidating and transforming our tire and wheel business by taking advantage of our insurance recovery and current real estate market conditions to purchase a state-of-the-art manufacturing facility in Jackson, Tennessee.  This facility will allow us to consolidate three of our tire manufacturing facilities into a single location more centralized to our markets with excellent expansion opportunities.  We plan to consolidate our tire operations from Carlisle, Pennsylvania, Heflin, Alabama and portions of our operations currently located in China into the new facility in Jackson, Tennessee.  This strategic move will strengthen our competitive advantage, improve our workflow and help us to maximize the benefits of the Carlisle Operating System.  The purchase of the Jackson, Tennessee facility is subject to confirmatory due diligence and is expected to close in September.  This is the final major step in streamlining our tire and wheel operations which started with the consolidation of our distribution centers and was followed by consolidations at our China tire plants and California wheel plants.  Once all these steps are complete, we expect to improve significantly the profitability in the tire and wheel business while adding capacity to expand.

“In addition to the tire and wheel consolidation plans, we are consolidating our heavy-haul trailer manufacturing facilities from three to two plants.  We will close our Brookville, Pennsylvania facility and move the production to our Mitchell, South Dakota and West Fargo, North Dakota facilities.”

Roberts continued, “As part of our further integration of Carlyle, we will close our Kent, Washington aerospace facility and move the production to our Tukwila, Washington aerospace facility.”

Roberts also commented, “For the full-year 2009, we are planning for an approximate 25% revenue decline as compared to 2008.  Despite the revenue decline, our goal is to achieve 2009 operating margins equal to 2008 levels.  We will benefit from the insurance gain in 2009; however, this pick-up will be substantially offset by plant restructuring costs of approximately $22 million in 2009, with $9 million forecast for the second half of 2009.  We expect to achieve savings from the plant consolidations of $12 million in 2009.  Also, we remain on track to achieve savings of at least $14 million in 2009 related to the Carlisle Operating System, our manufacturing structure and strategy deployment system that allows us to improve overall profitability.”

Roberts concluded by stating, “The downturn in our markets accelerated planned changes to our businesses that will make us a better company.  We continue to invest in our people, products and processes.  Our balance sheet remains strong and we are well positioned to take advantage of the opportunities that may develop as a result of current market conditions.  We are well on our way to achieving our long-term goal of 15% operating margins.”

Segment Results

Construction Materials:  Second quarter 2009 net sales declined 29% to $314.4 million from $441.6 million, and operating income declined 5.4% to $51.1 million from $54.0 million for the same period in 2008.  The decrease in sales was across all product lines and is consistent with declines in the overall construction industry.  Despite the lower sales volume, operating margins increased from a raw material challenged 12.2% in the second quarter 2008 to 16.3% in the second quarter of the current year.  The improvement in margins was due to the combination of selling price increases, favorable raw material costs, reduction in selling and administration expenses and efficiency gains from the Carlisle Operating System as well as improved operating performance at Insulfoam and the waterproofing business.

Transportation Products:  Second quarter 2009 net sales declined 29% to $173.5 million from $243.8 million, and operating income increased 59% to $33.5 million from $21.1 million for the same period in 2008.  Sales were down in all markets in the Transportation Products segment.  Operating income includes a $24.5 million fire insurance recovery gain, which was partially offset by plant consolidation costs of $8.5 million.  Operating income was positively impacted by cost reductions, improved product mix and year-over-year pricing increases.

Applied Technologies: Second quarter 2009 net sales declined 20% to $103.1 million from $128.5 million, and operating income declined 34% to $8.8 million from $13.4 million for the same period in 2008.  Organic sales for the second quarter were down 25% in 2009 as compared to 2008, due primarily to softness in the foodservice business and lower demand in the cable and assembly business.  The increase in operating income from the Carlyle acquisition was more than offset by the decline in the core aerospace and foodservice businesses and plant restructuring expenses of $0.8 million in the aerospace business.

Specialty Products: Second quarter 2009 net sales declined 44% to $27.5 million from $49.1 million, and operating income declined 92% to $0.7 million from $8.7 million for the same period in 2008.  The decrease in second quarter sales and operating income was primarily attributable to weak sales in the construction and mining markets of the off-highway brake business.

Corporate Expense

Corporate expense of $10.1 million for the second quarter of 2009 compared with $7.3 million for the second quarter 2008.  The increase was primarily due to a $1.7 million expense related to senior management severance costs and higher corporate expenses from our expansion into Asia.

Interest Expense, Net

Net interest expense of $2.3 million for the second quarter 2009 compared with $5.1 million for the second quarter 2008.  The decrease was due to the reduction in outstanding debt and more favorable short-term interest rates in 2009.

Discontinued Operations

Loss from discontinued operations of $0.2 million for the second quarter 2009 compared with a loss of $2.6 million for the second quarter 2008.  In April 2008, Carlisle announced plans to dispose of Power Transmission and Motion Control.  In April 2009, Carlisle announced that it will exit the on-highway friction and brake shoe business of Motion Control and dispose of the assets associated with this business in a planned dissolution. The Power Transmission business remains in discontinued operations and continues to operate profitably and is generating positive cash flows.

Net Income

Net income for the second quarter 2009 was $55.5 million, or $0.90 per diluted share, compared to net income of $54.3 million, or $0.88 per diluted share, for the second quarter 2008.  The negative impact on net income from lower sales volume and restructuring charges were substantially offset by the gain from insurance proceeds and efficiency gains from the Carlisle Operating System during the second quarter of 2009.

Year-to-Date

Net sales of $1,129.6 million for the six months ended June 30, 2009 decreased 25% as compared with $1,515.4 million for the same period in 2008.  Sales decreased across all segments.  June 30, 2009 year-to-date income from continuing operations of $65.7 million, or $1.06 per diluted share, compared with income from continuing operations of $85.1 million, or $1.39 per diluted share, for the same period 2008.  2009 operating income was positively impacted by a $27.0 million gain from a fire insurance recovery, selling price increases, favorable raw material pricing, efficiencies gained through the Carlisle Operating System and additional income contributed from the Carlyle acquisition.  These positive impacts were more than offset by lower sales volume as well as restructuring and senior management severance expenses of $14.8 million.

Net income for the six months ended June 30, 2009 was $62.1 million, or $1.01 per diluted share.  Net loss for the six months ended June 30, 2008 was $8.3 million, or $0.14 per diluted share, and included after-tax impairment charges of $89.5 million, or $1.47 per diluted share, related to the power transmission belt business and on-highway brake business.  Both businesses are reported in discontinued operations.

Cash flow provided by operations of $269.0 million for the six months ended June 30, 2009 compared with cash provided by operations of $86.2 million for the same period 2008.  During the first half of the year, debt was reduced by $211.9 million.  Cash generated from working capital and other assets and liabilities of $151.9 million for 2009 compared with cash used of $35.9 million in 2008.  Capital expenditures of $20.1 million in 2009 compared with $40.7 million in 2008.  2009 cash flow provided by operations includes $54.5 million from the proceeds relating to the insurance recovery from the fire at the Bowdon, Georgia facility.

Conference Call and Webcast

The Company will discuss second quarter 2009 results on a conference call at 10:00 a.m. ET today. The call may be accessed live at http://www.carlisle.com/investors/conference_call.html, or the taped call may be listened to shortly following the live call at the same website location.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from these expectations due to changes in global economic, business, competitive, market and regulatory factors. More detailed information about these factors is contained in the Company’s filings with the Securities and Exchange Commission. The Company undertakes no duty to update forward-looking statements.

About Carlisle Companies

Carlisle is a diversified global manufacturing company serving the construction materials, commercial roofing, specialty tire and wheel, power transmission, heavy-duty brake and friction, heavy-haul truck trailer, refrigerated truck body, foodservice, aerospace, and test and measurement industries.

CONTACT:	Steven J. Ford
Vice President & Chief Financial Officer
Carlisle Companies Incorporated
(704) 501-1100
http://www.carlisle.com

CARLISLE COMPANIES INCORPORATED

Consolidated Statement of Earnings

For the periods ended June 30

(In millions except share and per share data)

(Unaudited)

	Second Quarter			Six Months
	2009	2008	% Change	2009	2008	% Change
Net sales	$618.5	$863.0	-28%	$1,129.6	$1,515.4	-25%
Cost and expenses:
Cost of goods sold	477.8	688.9	-31%	899.9	1,217.6	-26%
Selling and administrative expenses	72.8	80.9	-10%	140.5	155.8	-10%
Research and development expenses	3.2	3.3	-3%	6.7	6.6	2%
Gain related to fire settlement	(24.5)	—	NM	(27.0)	—	NM
Other operating expenses	5.2	—	NM	8.1	—	NM

Operating income	84.0	89.9	-7%	101.4	135.4	-25%

Other non-operating expense (income), net	1.5	0.3	NM	0.8	(0.8)	NM
Interest expense, net	2.3	5.1	-55%	5.0	9.2	-46%

Earnings before income taxes	80.2	84.5	-5%	95.6	127.0	-25%

Income tax expense	24.5	27.6	-11%	29.9	41.9	-29%

Income from continuing operations	55.7	56.9	-2%	65.7	85.1	-23%

Loss from discontinued operations	(0.2)	(2.6)	NM	(3.6)	(93.4)	NM

Net income (loss)	$55.5	$54.3	2%	$62.1	$(8.3)	NM

Basic earnings (loss) per share
Continuing operations	$0.91	$0.93	-2%	$1.07	$1.39	-23%
Discontinued operations	—	(0.04)	NM	(0.06)	(1.53)	NM
Basic earnings (loss) per share	$0.91	$0.89	2%	$1.01	$(0.14)	NM

Diluted earnings (loss) per share
Continuing operations	$0.90	$0.93	-3%	$1.06	$1.39	-24%
Discontinued operations	—	(0.05)	NM	(0.05)	(1.53)	NM
Diluted earnings (loss) per share	$0.90	$0.88	2%	$1.01	$(0.14)	NM

Average shares outstanding - in thousands
Basic	60,584	60,506		60,576	60,550
Diluted	60,926	60,846		61,016	60,898

Dividends	$9.5	$8.8	8%	$19.0	$17.7	7%
Dividends per share	$0.155	$0.145	7%	$0.310	$0.290	7%

NM = Not Meaningful

CARLISLE COMPANIES INCORPORATED

Segment Financial Data

For the periods ended June 30

(In millions)

(Unaudited)

	Second Quarter			Six Months
	2009	2008	% Change	2009	2008	% Change
Net Sales

Construction Materials	$314.4	$441.6	-29%	$522.1	$723.7	-28%
Transportation Products	173.5	243.8	-29%	341.6	485.8	-30%
Applied Technologies	103.1	128.5	-20%	205.7	219.5	-6%
Specialty Products	27.5	49.1	-44%	60.2	86.4	-30%
Total Net Sales	$618.5	$863.0	-28%	$1,129.6	$1,515.4	-25%

Operating Income

Construction Materials	$51.1	$54.0	-5%	$56.4	$69.0	-18%
Transportation Products	33.5	21.1	59%	40.9	45.0	-9%
Applied Technologies	8.8	13.4	-34%	17.2	23.3	-26%
Specialty Products	0.7	8.7	-92%	5.0	13.5	-63%
Segment Operating Income	94.1	97.2	-3%	119.5	150.8	-21%
Corporate	(10.1)	(7.3)	-38%	(18.1)	(15.4)	-18%
Total Operating Income	$84.0	$89.9	-7%	$101.4	$135.4	-25%

Operating Margins

Construction Materials	16.3%	12.2%		10.8%	9.5%
Transportation Products	19.3%	8.7%		12.0%	9.3%
Applied Technologies	8.5%	10.4%		8.4%	10.6%
Specialty Products	2.5%	17.7%		8.3%	15.6%
Segment Operating Margin	15.2%	11.3%		10.6%	9.9%
Corporate	-1.6%	-0.9%		-1.6%	-1.0%
Total Operating Margin	13.6%	10.4%		9.0%	8.9%

CARLISLE COMPANIES INCORPORATED

Comparative Condensed Consolidated Balance Sheet

(In millions)

	June 30,	December 31,
	2009	2008
	(Unaudited)
Assets
Current Assets
Cash and cash equivalents	$63.6	$42.7
Receivables	347.8	317.0
Inventories	315.8	424.2
Prepaid expenses and other	59.3	94.1
Current assets held for sale	56.6	90.1
Total current assets	843.1	968.1
Property, plant and equipment, net	444.4	470.7
Other assets	588.2	589.2
Non-current assets held for sale	45.9	47.9
Total Assets	$1,921.6	$2,075.9

Liabilities and Shareholders’ Equity
Current Liabilities
Short-term debt, including current maturities	$25.0	$127.0
Accounts payable	143.5	123.6
Accrued expenses	152.4	163.0
Current liabilities associated with assets held for sale	17.6	28.9
Total current liabilities	338.5	442.5
Long-term debt	156.7	273.3
Other liabilities	277.3	266.0
Shareholders’ equity	1,149.1	1,094.1
Total Liabilities and Shareholders’ Equity	$1,921.6	$2,075.9

CARLISLE COMPANIES INCORPORATED

Comparative Condensed Consolidated Statement of Cash Flows

For the Six Months Ended June 30

(In millions)

(Unaudited)

	2009	2008
Operating activities
Net income (loss)	$62.1	$(8.3)
Reconciliation of net income to operating cash flows:
Depreciation and amortization	34.3	35.4
Non-cash compensation	7.7	6.5
Loss on writedown of assets	10.5	124.3
Deferred taxes	3.6	(34.7)
Change in working capital and other assets and liabilities	151.9	(35.9)
Other	(1.1)	(1.1)
Net cash provided by operating activities	269.0	86.2
Investing activities
Capital expenditures	(20.1)	(40.7)
Acquisitions, net of cash acquired	—	(294.8)
Proceeds from investments and disposal of property and equipment	2.6	0.3
Other	0.5	0.3
Net cash used in investing activities	(17.0)	(334.9)
Financing activities
Net change in short-term debt and revolving credit lines	(211.9)	401.9
Reductions of long-term debt	—	(100.0)
Dividends paid	(19.0)	(17.7)
Excess tax benefits on share-based compensation	(0.3)	0.1
Treasury shares and stock options, net	(0.2)	(1.4)
Treasury share repurchases	—	(4.8)
Net cash (used in) provided by financing activities	(231.4)	278.1
Effect of exchange rate changes on cash	0.3	0.4
Change in cash and cash equivalents	20.9	29.8
Cash and cash equivalents
Beginning of period	42.7	88.4
End of period	$63.6	$118.2